Exhibit 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.586.1700	408.586.1894	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jgolz@fd-us.com

FOUNDRY NETWORKS REPORTS FOURTH QUARTER
AND FULL YEAR 2004 FINANCIAL RESULTS

Company Posts Record Annual Revenue of $409 Million

     San Jose, CA – January 27, 2005 — Foundry Networks™, Inc. (Nasdaq: FDRY), today reported financial results for its fourth quarter and full year ended December 31, 2004.

     Revenues for the fourth quarter of 2004 were $104.8 million, compared to $102.5 million for the third quarter of 2004, and $111.1 million for the fourth quarter of 2003. Net income was $16.7 million, or $0.12 per diluted share, in the fourth quarter of 2004, compared to a net loss of $(3.6) million, or $(0.03) per share, in the third quarter of 2004, and net income of $24.1 million, or $0.17 per diluted share, in the fourth quarter of 2003. Excluding a non-recurring expense associated with a litigation settlement and patent cross-license agreement, net income was $14.9 million, or $0.11 per diluted share, in the third quarter of 2004.

     Revenues for the year ended December 31, 2004 were $409.1 million, compared to $399.6 million for 2003. Net income for 2004 was $48.0 million, or $0.34 per diluted share, compared to net income of $75.1 million, or $0.55 per diluted share, for 2003. Excluding a non-recurring expense associated with a litigation settlement and patent cross-license agreement, net income for 2004 was $66.7 million, or $0.47 per diluted share. Foundry’s cash position increased $112 million from 2003.

     In the fourth quarter, Foundry’s U.S. enterprise business delivered its highest level of revenue ever. The U.S. Federal government business, which represented approximately 28% of Foundry’s revenue during the past several quarters, declined to 23% of revenue in the fourth quarter as government IT procurement slowed.

     “We are delighted to conclude 2004 having achieved record revenues for the year,” stated Bobby Johnson, President and CEO of Foundry Networks. “We are also pleased with the number of new products introduced in 2004, including the ServerIron® GT E-series family of application and traffic management switches, the NetIron 40G Internet Router, the Company’s fourth generation of 10-GbE chassis and stackable switches, and new families of SSL accelerators and enterprise WAN access routers.

     “During the past year we continued to focus on the Company’s core fundamentals of profitable growth, product leadership, high-quality customer service, and intelligent investment in building future opportunities. Looking ahead, we will continue to broaden our enterprise and service provider offerings to create a comprehensive single-vendor solution set. We intend to continue the expansion of our sales and support organization while investing in more research and development to address current and future market opportunities. By capitalizing on our reputation for delivering high-performance products and our leadership position in Layer 3 10-Gigabit Ethernet, we believe we can continue to deliver long-term growth,” continued Johnson.

Outlook

     “Based on current business trends and normal seasonality, we expect first quarter revenues to be in the range of $100-$110 million and diluted EPS to be in the range of $0.08-$0.12 per share,” concluded Johnson.

Conference Call

Foundry Networks will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. The call can be accessed via a webcast at www.foundrynetworks.com. A Web replay will also be available for approximately 90 days at this same Web address.

About Foundry Networks

Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4 — 7 Web switches, wireless LAN and access points, access routers and Metro routers. Foundry’s 7,800 customers include the world’s premier ISPs, Metro Service Providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.

Safe Harbor Statement

     This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Mr. Johnson regarding new product introductions, expansion of the sales and support organization, additional investment in research and development, current and future market opportunities, delivery of long-term growth, and expectations for future revenues and earnings per share. The forward-looking statements in this press release are subject to a number of risks and uncertainties which could cause actual results to differ materially, including, without limitation, the difficulty of predicting quarterly financial results, our dependence on large purchases of products from certain customers/resellers, the staging and amounts of U.S. government contract awards, risks associated with international sales, results of ongoing litigation, the strength of the overall economy and the high-technology market in particular, competition, product development efforts, and acceptance of Foundry’s current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K, 10-Q and other SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Foundry assumes no obligation to update the forward-looking statements contained in this press release.

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Net revenues:
Product	$88,780	$97,418	$349,019	$351,325
Service	15,970	13,677	60,085	48,303

Total net revenues	104,750	111,095	409,104	399,628

Cost of revenues:
Product	33,559	33,488	129,189	133,112
Service	3,757	1,801	14,234	7,746

Total cost of revenues	37,316	35,289	143,423	140,858

Gross profit	67,434	75,806	265,681	258,770

Operating expenses:
Research and development	12,204	10,075	43,905	40,473
Sales and marketing	27,124	23,615	98,614	88,439
General and administrative	7,707	5,771	29,604	17,570
Litigation settlement	—	—	30,193	—
Amortization of deferred stock compensation	—	16	—	231

Total operating expenses	47,035	39,477	202,316	146,713

Income from operations	20,399	36,329	63,365	112,057

Interest and other income, net	3,773	1,399	9,868	5,168

Income before provision for income taxes	24,172	37,728	73,233	117,225

Provision for income taxes	7,476	13,659	25,266	42,143

Net income	$16,696	$24,069	$47,967	$75,082

Basic net income per share	$0.12	$0.18	$0.35	$0.60

Weighted average shares used in computing basic net income per share	136,824	130,385	135,445	125,133

Diluted net income per share	$0.12	$0.17	$0.34	$0.55

Weighted average shares used in computing diluted net income per share	142,752	142,768	143,118	135,631

FOUNDRY NETWORKS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept. 30,	December 31,
	2004	2003	2004	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP Net Income (Loss)	$16,696	$24,069	$(3,618)	$47,967	$75,082

Non-GAAP Adjustment:
Litigation settlement, net of tax	—	—	18,556	18,744	—

Non-GAAP Net Income	$16,696	$24,069	$14,938	$66,711	$75,082

Basic net income per share	$0.12	$0.18	$0.11	$0.49	$0.60

Weighted average shares used in computing basic net income per share	136,824	130,385	136,038	135,445	125,133

Diluted net income per share	$0.12	$0.17	$0.11	$0.47	$0.55

Weighted average shares used in computing diluted net income per share	142,752	142,768	140,086	143,118	135,631

The above non-GAAP financial information is presented for informational purposes only. Our presentation of non-GAAP financial information excludes unusual or infrequent expenses that are not directly attributable to our ongoing operations and are expected to be non-recurring. Because of these exclusions, our presentation is not in accordance with Generally Accepted Accounting Principles (GAAP). Additionally, our presentation of non-GAAP financial information may not be consistent with that of other companies.

We do not evaluate items such as litigation settlements and cross-license agreements when assessing the performance of our ongoing operations or when allocating resources. We believe that the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying operating performance. Non-GAAP financial information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2004	2003
ASSETS
Assets:
Cash and investments (1)	$617,441	$505,684
Accounts receivable, net	91,502	77,077
Inventories	38,743	28,017
Prepaid expenses and other current assets	6,865	5,001
Deferred tax assets	42,278	33,308
Property and equipment, net	8,852	7,866
Other long-term assets	5,511	1,191

	$811,192	$658,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,238	$10,080
Accrued payroll and related expenses	21,682	16,650
Other accrued expenses	8,700	5,804
Deferred support revenue	38,621	27,408

Total current liabilities	87,241	59,942

Deferred support revenue	17,613	7,707

Stockholders’ equity	706,338	590,495

	$811,192	$658,144

(1)	Includes $174.0 million and $159.1 million of long-term marketable securities at December 31, 2004 and 2003, respectively.

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,967	$75,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,439	5,333
Amortization of deferred stock compensation	—	231
Reduction of provision for doubtful accounts	—	(862)
Inventory provisions	13,485	9,007
Deferred tax assets	(8,970)	(4,748)
Tax benefit from stock option exercises	29,218	46,482
Changes in operating assets and liabilities:
Accounts receivable	(14,425)	(24,319)
Inventories	(24,211)	(3,545)
Prepaid expenses and other assets	(6,184)	(1,425)
Accounts payable	8,158	(1,604)
Accrued payroll and related expenses	5,032	4,902
Other accrued expenses	2,896	(3,966)
Deferred support revenue	21,119	14,881

Net cash provided by operating activities	81,524	115,449

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short and long-term investments	(599,027)	(461,339)
Maturities of short-term investments	437,826	256,107
Purchases of property and equipment, net	(8,425)	(6,819)

Net cash used in investing activities	(169,626)	(212,051)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of note receivable	480	—
Issuances of common stock under employee stock plans	38,676	70,609

Net cash provided by financing activities	39,156	70,609

DECREASE IN CASH AND CASH EQUIVALENTS	(48,946)	(25,993)
Effect of exchange rate changes on cash	(498)	(8)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	161,718	187,719

CASH AND CASH EQUIVALENTS, END OF PERIOD	$112,274	$161,718

SUPPLEMENTAL CASH FLOW INFORMATION;
Cash paid for income taxes, net of refunds received	$(5,321)	$(4,202)